Exhibit 99.1

CONSOL Energy Appoints Mitesh B. Thakkar as President and Chief Financial Officer

CANONSBURG, PA (January 23, 2023) - CONSOL Energy Inc. (NYSE: CEIX), a leading producer and exporter of high-Btu power-generating, industrial and metallurgical coals, announced the promotion of Mitesh B. Thakkar to the position of President in addition to his current role as Chief Financial Officer. This promotion is being made as part of the company’s long-term succession planning process.

“Today’s announcement reflects the confidence that the board and I have in Mitesh’s leadership and his ability to play a broader and more strategic role in the future growth of CONSOL. Since becoming CONSOL’s Chief Financial Officer in 2020, Mitesh has helped steer the company through a very challenging period of COVID-related shutdowns and significant deterioration of business outlook, while capitalizing on the subsequent recovery. He orchestrated our plan to de-lever our balance sheet by reducing our outstanding net debt by 83% (including Q4 2022 reductions), played a key role in the merger transaction with CONSOL Coal Resources LP and created significant financial flexibility by opportunistically identifying new sources of capital in a challenging industry.” said Jimmy Brock, Chief Executive Officer of CONSOL Energy, Inc. “We expect 2023 to be a year of opportunity for CONSOL, and I believe today’s announcement will position us well to take advantage of those opportunities while continuing to execute on our capital allocation priorities”, said Mr. Brock.

On January 19, 2023, the Board of Directors of CONSOL Energy, Inc. unanimously approved the promotion of Mr. Thakkar to the position of President in addition to his current role as Chief Financial Officer. In addition to his current responsibilities as the Chief Financial Officer, as President, Mr. Thakkar will also be leading the teams responsible for Strategy and Business Development, Environment and Sustainability, and Sales and Marketing. Mr. Thakkar will continue to report to Mr. Brock in his new role.

“I am very thankful to Jimmy and the board for giving me this opportunity to play a broader role in this storied organization. I am excited to continue to work alongside the very talented CONSOL team as we continue to create significant value for all our stakeholders,” said Mr. Thakkar. “I share Jimmy’s enthusiasm regarding the significant opportunities that are in front of us related to our shareholder return, growth, and sustainability initiatives. We have made tangible progress on all three fronts in 2022, and 2023 has the potential to accelerate these initiatives. To that extent, I am pleased to announce that CONSOL’s board has approved capex of approximately $28 million for 2023-2026, including $9.5 million in 2023, to advance our sustainability goals by mitigating methane emissions from our mines. This investment will help us achieve our goal of voluntarily reducing our scope 1 & 2 greenhouse gas emissions by 50% in 2026 compared to 2019 base levels. We also expect to realize meaningful growth in 2023 as our recent investments in the Itmann metallurgical coal mine and the 5th longwall at the Pennsylvania Mining Complex begin to bear fruit. We believe this will only expand our capability to return value to our shareholders and invest in sustainable opportunities for our future.”

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey Mine, Enlow Fork Mine, and Harvey Mine. CONSOL also developed the Itmann Mine in the Central Appalachian Basin, which is expected, when fully operational, to produce roughly 900 thousand tons per annum of premium, low-vol metallurgical coking coal. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~612 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann Mine, the company also controls approximately 1.4 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Erica Fisher, (724) 416-8292

ericafisher@consolenergy.com